UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2021

U.S. GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-08266	22-1831409
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1910 E. Idaho Street, Suite 102-Box 604 Elko, NV	89801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 557-4550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	USAU	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2021, Kevin Francis was appointed by the board of directors (the “Board”) of U.S. Gold Corp. (the “Company”) as its Vice President – Exploration and Technical Services, effective as of July 19, 2021.

Mr. Francis, 61, has held many senior roles within the mining industry, including VP of Project Development for Aurcana Corporation, VP of Technical Services for Oracle Mining Corporation, VP of Resources for NovaGold Resources and Principal Geologist for AMEC Mining and Metals. Most recently, he consulted to U.S. Gold Corp. as Principal of Mineral Resource Management LLC, a consultancy providing technical leadership to the mining industry, as well as through his association with Gustavson Associates (a member of WSP) since September 2020. Mr. Francis is a “qualified person” as defined by SEC S-K 1300 and Canadian NI 43-101 reporting standards and holds both an M.S. degree and a B.A. in geology from the University of Colorado. There are no family relationships between Mr. Francis and any director or executive officer of the Company, and there are no transactions between Mr. Francis and the Company that require disclosure pursuant to Item 404 of Regulation S-K.

On July 19, 2021, the Company entered into an employment agreement with Mr. Francis (the “Employment Agreement”), pursuant to which agreement he will receive an annual base salary of $210,000, less all applicable withholdings and deductions. In addition, Mr. Francis is eligible to earn an annual incentive bonus in an amount up to 75% of the base salary. The terms of the annual incentive bonus plan, including, without limitation, the criteria upon which Mr. Francis can earn the maximum bonus and the form of payment will be determined annually by the Company’s Board. Mr. Francis is also eligible to participate in any Company employee benefit plan.

Pursuant to the terms of the Employment Agreement, the Company may terminate Mr. Francis’ employment at any time without Cause. Upon Mr. Francis’s termination of employment by the Company without Cause (as defined in the Employment Agreement) or Mr. Francis’ resignation for Good Reason (as defined in the Employment Agreement), outside of a Change in Control Period (as defined below), in addition to any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”), Mr. Francis shall be entitled to receive a lump-sum severance payment in an amount equal to the sum of his then in effect annual base salary and a portion of his target bonus, calculated at 100% of target performance completion of goals and objectives, prorated for the portion of the calendar year that has passed as of Mr. Francis’ last day of employment, in each case, less all applicable withholdings and deductions. Any unvested equity grants, any annual long-term incentive awards, or any other equity awards made during Mr. Francis’ term of employment shall fully and immediately vest (and in the case of options become exercisable) as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

Under the Employment Agreement, upon Mr. Francis’ termination of employment by the Company without Cause or Mr. Francis’ resignation for Good Reason, in either case, within six (6) months prior to, upon, or within six (6) months following a Change in Control (“Change in Control Period”), Mr. Francis shall be entitled to receive the payments and benefits described in the above paragraph of the Employment Agreement, except that the amount of the lump-sum severance payment to be paid to Mr. Francis shall instead be equal to the sum of one and a half times Mr. Francis’ then in effect annual base salary and 100% of his target annual bonus for the year in which the termination occurs.

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In addition, the Employment Agreement contain customary provisions relating to confidentiality, non-solicitation, non-disparagement and non-competition.

Effective July 19, 2021 (the “Date of Grant”), the Board awarded Mr. Francis performance-based restricted stock units (“RSUs”) in connection with his employment, in an amount of $150,000, valued as of the date of the grant, pursuant to a Restricted Stock Unit Award Agreement. The RSUs will vest as follows: (i) twenty-five percent (25%) of the RSUs shall be one hundred percent (100%) fully vested on the Date of Grant; (2) an additional twenty-five percent (25%) of the RSUs shall vest on the first anniversary of the Date of Grant; (3) an additional twenty-five percent (25%) of the RSUs shall vest on the second anniversary of the Date of Grant; and (4) an additional twenty-five percent (25%) of the RSUs shall vest on the third anniversary of the Date of Grant.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On July 22, 2021, the Company issued a press release announcing the appointment of Mr. Francis as the Company’s Vice President – Exploration and Technical Services. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of July 19, 2021, by and between the Company and Kevin Francis

99.1	Press Release dated July 22, 2021

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Gold corp.

Date: July 22, 2021	By:	/s/ Eric Alexander
	Name:	Eric Alexander
	Title:	Chief Financial Officer

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